ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299

Certificate of Change Pursuant to NRS 78.209	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20080678319-74 Filing Date and Time: 10/16/2008 9:04 AM Entity Number E0539482008-8

USE BLACK INK ONLY - DO NOT HIGH	ABOVE SPACE IS FOR OFFICE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

Percipio Biotherapeutics, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78,209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, If any, of shares before the changed:

1,000,000,000 shares of common stock, $0.0001 par value, 100,000,000 shares of preferred stock, $0.0001 par value

4. The number of authorized sharer& and the par value, if any, of each class or series, if any, of shares after the change:

14,925,373 shares of common stock, $0.0001 par value, 1,492,537 shares of preferred stock, $0.0001 par value.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One share of the corporation's common stock will be issued after the change in exchange for each 67 shares of common stock held by each stockholder at the effective date and time of the change

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

 Any fractional shares which would otherwise be issued as a result of the change will be rounded up to the nearest whole share.

7. Effective date of fling: (optional)

10/29/2008

(must not be later than 90 days after the certificate is filed)
8. Signature: (requiered)

/s/

Signature of Officer                    Title:

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing lb be rejected.

This form must be accompanied by appropriated fees.	Nevado Secretary of the State Stock Spilt
Revised: 7-1-08